EXHIBIT 21.1

LIST OF SUBSIDIARIES OF RESOURCE EXCHANGE OR AMERICA CORP..

1.	Assest Recovery of America, LLC Jurisdiction of Formation: Names under which business is conducted:	Florida Assest Recovery of America, LLC

2.	Sea Lion Ocean Freight, LLC Jurisdiction of Formation: Names under which business is conducted:	Florida Sea Lion Ocean Freight, LLC